Registration No. 333-139551

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 1 to FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
CNA SURETY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	36-4144905
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
333 South Wabash Avenue
Chicago, Illinois 60604
(312) 822-5000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
CNA Surety Corporation 2006 Long-Term Equity Compensation Plan
(each plan as amended or restated from time to time)
(Full titles of the plans)
Rosemary Quinn
CNA Surety Corporation
333 South Wabash Avenue
Chicago, Illinois 60604-4107
Telephone: (312) 822-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE
     This Post-Effective Amendment No. 1 (“Post-Effective Amendment”), filed by CNA Surety Corporation, a Delaware corporation (the “Registrant”), removes from registration all shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), registered under the Registration Statement on Form S-8 (File Number 333-139551) filed by the Registrant on December 21, 2006 (the “Registration Statement”) with the Securities and Exchange Commission pertaining to the registration of shares of Common Stock relating to the CNA Surety Corporation 2006 Long-Term Equity Compensation Plan.
     On June 10, 2011, Surety Acquisition Corporation, a Delaware corporation (“Merger Sub”) and the owner of more than 90% of the outstanding shares of Common Stock, merged with and into the Registrant (the “Merger”) pursuant to the short form merger provisions of Section 253 of the General Corporation Law of the State of Delaware, with the Registrant as the surviving corporation. As a result of the Merger, the Registrant became a wholly owned indirect subsidiary of CNA Financial Corporation, a Delaware corporation.
     As a result of the Merger, the Registrant has terminated all offerings of its Common Stock pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration the 2,692,363 shares of Common Stock registered but unsold under the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 13th day of June 2011.

CNA SURETY CORPORATION

By:	/s/ Rosemary Quinn
Name:	Rosemary Quinn
Title:	Senior Vice President, General Counsel and Secretary
Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.